                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, DC  20549


          [x] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

               For the fiscal year ending December 31, 1997

                                          OR

          [ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934

               For the transition period from  ______ to ______
               Commission file number   333-27429


                        THE AERC 401(K) SAVINGS PLAN AND TRUST
                                 (Exact name of Plan)


                                         001
                                     Plan Number


                        ASSOCIATED ESTATES REALTY CORPORATION
                (Exact name of registrant as specified in its charter)



                              Ohio                         34-1747603
                  (State or other jurisdiction          (I.R.S. Employer
                       of incorporation or            Identification No.)
                          organization)


              5025 Swetland Court, Cleveland, Ohio         44143-1467
            (Address of principal executive offices)       (Zip Code)


                                    (216) 261-5000
                 (Registrant's telephone number, including area code)



                 (Former name, former address and former fiscal year,
                             if changed since last report)

                        THE AERC 401(K) SAVINGS PLAN AND TRUST

                                  December 31, 1997


                                  TABLE OF CONTENTS

                                                                       Page

          Independent Auditors' Report                                   3


          Financial Statements:

            Statement of Assets Available for
              Plan Benefits                                              4


            Statement of changes in Net Assets
              Available for Plan Benefits                                5


            Notes to the Financial Statements                            6

          SUPPLEMENTAL INFORMATION:

            Schedule I - Item 27a Schedule of
              Assets held for Investment                                 12

            Schedule II - Item 27d Schedule of
              Reportable Transactions                                    13

          Signatures                                                     55


                             Independent Auditors' Report

          To the Trustees
          The AERC 401(K) Savings Plan and Trust

               We have audited the financial statements of the AERC 401(K) Savings Plan and Trust (the "Plan") as of December 31, 1997 and 1996 and for the year ended December 31, 1997 and the supplemental schedules as of and for the year ended December 31, 1997, as listed in the accompanying contents. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

               We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

               In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the AERC 401(K) Savings Plan and Trust as of December 31, 1997 and 1996, and the changes in net assets available for benefits for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

               Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment and reportable transactions as of and for the year ended December 31, 1997, are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

          /s/ Reznick Fedder & Silverman


          Bethesda, Maryland
          May 20, 1998

                        The AERC 401(K) Savings Plan and Trust

                 STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                       December 31, 1997 and December 31, 1996




                                                1997        1996
   ASSETS
   Investments, at fair value
     Capital Preservation Fund                           $  393,861
     U.S. Treasury obligations                              191,055
     Mutual funds                                           801,630
     Commingled bond funds                                  214,429
     Stable Value fund                       $  606,406
     Income fund                                242,837
     Balanced portfolio                          58,846
     Stock Index fund                           691,851
     Growth and Income fund                     700,037
     Associated Estates Realty Corporation
       Stock fund                                39,612

         Total investment                     2,339,589   1,600,975

   Receivables
     Employee loans and accrued interest        122,999     139,235
     Employer's contributions                     1,771       4,219
     Participants' contributions                 13,842      28,382

         Total receivables                      138,612     171,836

           Total assets                      $2,478,201  $1,772,811

   LIABILITIES

   Benefit payable                               18,075      42,696

   Net assets available for plan benefits    $2,460,126  $1,730,115

            The accompanying notes are an integral part of this statement.

                        The AERC 401(K) Savings Plan and Trust

            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

                             Year ended December 31, 1997


   Additions to net assets attributed to:
     Investment income
       Net appreciation in fair value of
         investments                                   $    39,125
       Realized gain                                       142,012
       Interest and dividends                              138,630
     Contributions
       Employer                           $     96,072
       Participants                            569,783     665,855

         Total additions                                   985,622

   Deductions from net assets
    attributed to:
     Benefits paid to participants                         255,186
     Expenses paid                                             425

       Total deductions                                    255,611

         NET INCREASE                                      730,011

   Net assets available for plan benefits
     Beginning of year                                   1,730,115

     End of year                                       $ 2,460,126


    The accompanying notes are an integral part of this statement.

                        The AERC 401(K) Savings Plan and Trust

                            NOTES TO FINANCIAL STATEMENTS

                                  December 31, 1997

          NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

               The financial statements of the AERC 401(K) Savings Plan and Trust have been prepared in conformity with generally accepted accounting principles as applied to profit-sharing trusts and in accordance with the terms of the Trust Agreement. A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

          1.   Investment Valuation and Income Recognition

               The Plan's investments are stated at fair value. Shares of registered investment companies are valued at quoted market prices, which represents the net asset value of shares held by the Plan at year-end.

          2.   Federal Income Taxes

               The Plan has received a favorable determination letter from the Internal Revenue Service which classified the Plan as a qualified employee benefit plan, exempt from income taxes, under the Employee Retirement Income Security Act of 1994 (ERISA).

          3.   Use of Estimates

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

          NOTE B - DESCRIPTION OF PLAN

               The following description of the AERC 401(K) Savings Plan and Trust provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

               The Plan is a plan of a controlled group of corporations which became effective April 1, 1990 by execution of the counterparts to the National City Bank Master Savings Plan and

          Trust Adoption Agreement. On July 1, 1997, a new adoption agreement was executed whereby Scudder, Stevens & Clark replaced National City Bank as Trustee of the Plan.

               Employees are eligible after one year of service, provided that they have reached an age of 21 and work more than 1,000 hours per year. Participants are immediately vested in their investment account which includes participant contributions to the Plan, employer matching contributions and account earnings. Participants may elect to contribute up to twelve percent of their gross wages and have the option of investing their accounts between six different investment funds. The Plan provides for an employer matching contribution equal to 25 percent of the participant's contribution up to a maximum participant contribution of 4 percent of their gross wages.

               On termination of service, a participant may elect to receive either a lump sum amount equal to the value of his or her account, monthly payments over a period equal to the shorter of 120 months or the life expectancy of the participant and/or his or her beneficiary, installment payments of a fixed amount to be made until the balance of the participants's account is exhausted, distribution in kind (securities issued by Associated Estates Realty Corporation only), or any reasonable combination of the foregoing or any reasonable time or manner of distribution within the above stated limitations.

          NOTE C - INVESTMENTS

               The Plan's investments are held by National City Bank as of December 31, 1996, and Scudder, Stevens & Clark as of December 31, 1997. The following table presents the fair value of the investments. Investments that represent 5 percent or more of the Plan's net assets are separately identified.

                     Market Value of Investments

                                          December 31  December 31
                                              1997         1996
                                           Fair Value   Fair Value


   Investment at fair value as
    determined by National City Bank as
    of December 31,1996 and Scudder,
    Stevens & Clark as of December 31,
    1997
     Capital Preservation fund                         $   393,861
     U.S. Treasury obligations                             191,055
     Mutual funds                                          801,630
     Commingled bond funds                                 214,429
     Stable Value fund                    $   606,406
     Income fund                              242,837
     Balanced portfolio                        58,846
     Stock Index fund                         691,851
     Growth and Income fund                   700,037
     Associated Estates Realty
      Corporation Stock fund                   39,612
                                          $ 2,339,589  $ 1,600,975

               During the year ended December 31, 1997, the Plan's investments (including investments bought, sold and held during the year) appreciated in value by $39,125.

                        THE AERC 401(K) Savings Plan and Trust
                      NOTES TO FINANCIAL STATEMENTS (Continued)

                                  December 31, 1997

          NOTE D - INVESTMENT ACTIVITY BY FUND

          The following table presents the changes in investments for the year ended December 31, 1997 by investment fund based on options available to participants.


                               Capital     Money     Fidelity     S & P     Fixed       Stable
                              Preserva-    Market    Magellan     Index     Income      Value
                              tion Fund     Fund       Fund        Fund      Fund        Fund

   Investment at fair value
    as determined by
    National City Bank as of
    January 1, 1997           $ 404,835  $ 138,175  $ 493,344   $342,286  $ 222,335   $       -

   Investment income
     Net appreciation
      (depreciation) in fair
      value of investments            -          -          -          -          -           -

     Realized gain (loss)             -          -     65,634     73,187        110           -

     Interest and dividends      12,172      3,442     13,712      6,849      7,261      20,950

   Contributions
     Employer                    12,012      2,576     16,428     15,414      5,600       3,488
     Participants                42,055     14,851     79,241     73,477     34,389      24,599
   Refunds to participants     (471,074)  (159,044)  (668,359)  (511,213)  (269,695)    557,745
     and funds transfers
   Expenses paid                      -          -          -          -          -        (376)

   Investments at fair value
    as determined by
    Scudder, Stevens & Clark
    as of December 31, 1997   $       -  $       -  $       -   $      -  $       -   $ 606,406


                                                      Stock     Growth &    AERC
                                Income    Balanced    Index      Income    Stock
                                 Fund    Portfolio     Fund       Fund      Fund       Total

   Investment at fair value
    as determined by
    National City Bank as of
    January 1, 1997           $      -   $      -   $      -   $      -  $      -   $1,600,975

   Investment income
     Net appreciation
      (depreciation) in fair
      value of investments       1,736     (1,454)    43,890     (5,629)      582       39,125

     Realized gain (loss)          193        (21)     1,346      1,574       (11)     142,012

     Interest and dividends     10,528      2,167      1,309     54,089       844      133,323

   Contributions
     Employer                    4,135      5,670     16,505     12,155     4,537       98,520
     Participants               32,118     37,007    126,815     88,797    30,974      584,323
   Refunds to participants     194,151     15,482    502,006    549,051     2,686     (258,264)
     and funds transfers
   Expenses paid                   (24)        (5)       (20)         -         -         (425)

   Investments at fair value
    as determined by
    Scudder, Stevens & Clark
    as of December 31, 1997   $242,837   $ 58,846   $691,851   $700,037  $ 39,612   $2,339,589


                       THE AERC 401(K) Savings Plan and Trust

                                  December 31, 1997


          NOTE E - NOTES RECEIVABLE

               During 1997, the Plan made loans to various employees from their respective interests in the Plan. These loans bear interest at rates varying from 7% to 10%, and are being amortized over the terms of the loans with biweekly payments of principal and interest. The notes have maturity dates equal to or less than five years from the date of the notes, face value equal or greater than $1,000, and do not exceed 50 percent of the present value of the borrowers' interest in the Plan.

          NOTE F - PLAN TERMINATION

               Although it has not expressed any intent to do so, the companies participating in the Plan have the right to discontinue their matching contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, employees of the participating companies will become 100 percent vested in their accounts.

                             SUPPLEMENTAL INFORMATION

                        THE AERC 401(K) SAVINGS PLAN AND TRUST
                  ITEM 27A - SCHEDULE OF ASSETS HELD FOR INVESTMENT
                                  DECEMBER 31, 1997




        Identity of                                             Interest             Fair
      Party Involved             Description          Maturity    Rate      Cost     Value


   Scudder               Stable Value Fund              N/A        N/A    606,406  606,406

   Scudder               Income Fund                    N/A        N/A    241,101  242,837

   Scudder               Pathway Balanced Portfolio     N/A        N/A     60,300   58,846

   Scudder               Growth and Income Fund         N/A        N/A    705,666  700,037

   Scudder               Stock Index Fund               N/A        N/A    647,961  691,851

   Associated Estates    Stock Fund                     N/A        N/A     39,030   39,612
     Realty Corporation


                                   THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Single Transactions

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   NC Investment Funds for Ret Trust
    Fixed Income Fund                                 190,605.73   189,958.00    190,605.73        647.73

   NC Investment Funds for Ret Tr
    Cap Preservation Fund                             462,330.33   462,330.33    462,330.33

   Federated Trust for US Treasury
    Obligations #59                     190,605.73                               190,605.73

   Federated Trust for US Treasury
    Obligations #59                     563,908.80                               563,908.80

   Federated Trust for US Treasury
    Obligations #59                     465,027.28                               465,027.28

   Federated Trust for US Treasury
    Obligations #59                     462,330.33                               462,330.33

   Federated Trust for US Treasury
    Obligations #59                                   132,829.03   132,829.03    132,829.03

   Federated Trust for US Treasury
    Obligations #59                                   196,700.82   196,700.82    196,700.82


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Single Transactions

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                                  589,131.09   589,131.09    589,131.09

   Federated Trust for US Treasury
    Obligations #59                                  471,749.57   471,749.57    471,749.57

   Federated Trust for US Treasury
    Obligations #59                                  482,713.03   482,713.03    482,713.03

   Fidelity Instl Tr US Equity Index
    Portfolio                                       (465,027.28) (311,821.66)  (465,027.28)  (153,205.62)

   Fidelity Instl Tr US Equity Index
    Portfolio                                        465,027.28   311,821.66    465,027.28    153,205.62

   Fidelity Instl Tr US Equity Index
    Portfolio                                        465,027.28   311,636.04    465,027.28    153,391.24

   Fidelity Magellan Fund Inc Com                    563,908.80   481,743.69    563,908.80     82,165.11


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series in Same Security

                                                                             Fair Value of
                                                                              Security at
                                       Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Fidelity Instl Tr US Equity Index
    Portfolio                            82,456.42    483,861.45   325,044.90    566,317.87   158,816.55

    # of Trades/% of Beginning Value      12/4.71%      7/27.66%                  19/32.38%

   Fidelity Magellan Fund Inc Com        87,351.55    626,363.86   540,905.17    713,715.41    85,458.69

    # of Trades/% of Beginning Value       8/4.99%      8/35.81%                  16/40.81%

   NC Investment Funds for Ret Trust
    Fixed Income Fund                    32,149.93    246,689.26   246,799.44    278,839.19      (110.18)

    # of Trades/% of Beginning Value       7/1.84%      7/14.10%                  14/15.94%

   NC Investment Funds for Ret Trust
    Fixed Capital Preservation Fund      78,220.69    470,219.50   470,219.50    548,440.19

    # of Trades/% of Beginning Value      16/4.47%      5/26.88%                  21/31.36%

   Federated Trust for US Treasury
    Obligations #59                   2,523,158.43  2,713,563.15 2,713,563.15  5,236,721.58

    # of Trades/% of Beginning Value   144/144.26%    93/155.15%                237/299.40%


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Fidelity Instl Tr US Equity Index
    Portfolio                           (1,531.81)                               (1,531.81)

   Fidelity Instl Tr US Equity Index
    Portfolio                            1,531.81                                 1,531.81

   Fidelity Instl Tr US Equity Index
    Portfolio                           (1,531.81)                               (1,531.81)

   Fidelity Instl Tr US Equity Index
    Portfolio                            1,531.81                                 1,531.81

   Fidelity Instl Tr US Equity Index
    Portfolio                              391.84                                   391.84

   Fidelity Instl Tr US Equity Index
    Portfolio                            1,531.81                                 1,531.81

   Fidelity Instl Tr US Equity Index
    Portfolio                            1,248.37                                 1,248.37

   Fidelity Instl Tr US Equity Index
    Portfolio                            1,531.81                                 1,531.81


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Fidelity Instl Tr US Equity Index
    Portfolio                            2,063.42                                 2,063.42

   Fidelity Instl Tr US Equity Index
    Portfolio                              914.31                                   914.31

   Fidelity Instl Tr US Equity Index
    Portfolio                           (1,531.81)                               (1,531.81)

   Fidelity Instl Tr US Equity Index
    Portfolio                            1,531.81                                 1,531.81

   Fidelity Instl Tr US Equity Index
    Portfolio                           (1,531.81)                               (1,531.81)

   Fidelity Magellan Fund Inc Com        4,391.80                                 4,391.80

   Fidelity Magellan Fund Inc Com        8,549.37                                 8,549.37

   NC Investment Funds for Ret Trust
    Fixed Income Fund                      469.85                                   469.85

   NC Investment Funds for Ret Trust
    Fixed Income Fund                    9,752.03                                 9,752.03


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   NC Investment Funds for Ret Trust
    Fixed Income Fund                                     179.17       181.25        179.17        (2.08)

   NC Investment Funds for Ret Trust
    Fixed Income Fund                     6,161.54                                 6,161.54

   NC Investment Funds for Ret Trust
    Fixed Income Fund                                  32,185.83    32,520.78     32,185.83      (334.95)

   NC Investment Funds for Ret Trust
    Fixed Income Fund                     7,578.96                                 7,578.96

   NC Investment Funds for Ret Trust
    Fixed Income Fund                                   5,044.40     5,119.51      5,044.40       (75.11)

   NC Investment Funds for Ret Trust
    Fixed Income Fund                                  14,655.66    14,944.02     14,655.66      (288.36)

   NC Investment Funds for Ret Trust
    Fixed Income Fund                     1,121.88                                 1,121.88

   NC Investment Funds for Ret Trust
    Fixed Income Fund                     6,280.15                                 6,280.15


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   NC Investment Funds for Ret Trust
    Fixed Income Fund                                   2,759.12     2,803.03      2,759.12       (43.91)

   NC Investment Funds for Ret Trust
    Fixed Income Fund                                   1,259.35     1,272.85      1,259.35       (13.50)

   NC Investment Funds for Ret Trust
    Fixed Income Fund                       785.52                                   785.52

   NC Investment Funds for Ret Trust
    Fixed Income Fund                                 190,605.73   189,958.00    190,605.73        647.73

   Participants Loan Account                            7,123.13     7,123.13      7,123.13

   Participants Loan Account                            1,282.14     1,282.14      1,282.14

   Participants Loan Account                            7,899.28     7,899.28      7,899.28

   Participants Loan Account                           10,122.69    10,122.69     10,122.69

   Participants Loan Account                                0.56         0.56          0.56

   Participants Loan Account                           12,195.08    12,195.08     12,195.08


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997
          5% Reportable Transactions
          Series with Same Party


                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Participants Loan Account                            5,251.36     5,251.36      5,251.36

   Participants Loan Account                            5,175.91     5,175.91      5,175.91

   Participants Loan Account                            6,426.08     6,426.08      6,426.08

   Participants Loan Account                            7,737.48     7,737.48      7,737.48

   Participants Loan Account                            5,626.63     5,626.63      5,626.63

   NC Investment Funds for Ret Tr
    Capital Preservation Fund             1,861.91                                 1,861.91

   NC Investment Funds for Ret Tr
    Capital Preservation Fund               746.97                                   746.97

   NC Investment Funds for Ret Tr
    Capital Preservation Fund             7,113.13                                 7,113.13

   NC Investment Funds for Ret Tr
     Capital Preservation Fund                          3,537.06     3,537.06      3,537.06

   NC Investment Funds for Ret Tr
    Capital Preservation Fund             1,909.52                                 1,909.52


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   NC Investment Funds for Ret Tr
    Capital Preservation Fund             4,016.75                                 4,016.75

   NC Investment Funds for Ret Tr
    Capital Preservation Fund                           2,457.59     2,457.59      2,457.59

   NC Investment Funds for Ret Tr
    Capital Preservation Fund             1,731.94                                 1,731.94

   NC Investment Funds for Ret Tr
    Capital Preservation Fund             8,208.11                                 8,208.11

   NC Investment Funds for Ret Tr
    Capital Preservation Fund                             627.78       627.78        627.78

   NC Investment Funds for Ret Tr
    Capital Preservation Fund            22,284.30                                22,284.30

   NC Investment Funds for Ret Tr
    Capital Preservation Fund             1,964.55                                 1,964.55

   NC Investment Funds for Ret Tr
    Capital Preservation Fund                19.12                                    19.12

   NC Investment Funds for Ret Tr
    Capital Preservation Fund             2,054.14                                 2,054.14


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   NC Investment Funds for Ret Tr
    Capital Preservation Fund             2,532.05                                 2,532.05

   NC Investment Funds for Ret Tr
    Capital Preservation Fund             7,448.56                                 7,448.56

   NC Investment Funds for Ret Tr
    Capital Preservation Fund                           1,266.74     1,266.74      1,266.74

   NC Investment Funds for Ret Tr
    Capital Preservation Fund             2,179.40                                 2,179.40

   NC Investment Funds for Ret Tr
    Capital Preservation Fund            12,441.40                                12,441.40

   NC Investment Funds for Ret Tr
    Capital Preservation Fund                         462,330.33   462,330.33    462,330.33

   NC Investment Funds for Ret Tr
    Capital Preservation Fund             1,708.84                                 1,708.84

   Federated Trust for US Treasury
    Obligations #59                          15.90                                    15.90


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                         569.15                                   569.15

   Federated Trust for US Treasury
    Obligations #59                          33.14                                    33.14

   Federated Trust for US Treasury
    Obligations #59                          10.17                                    10.17

   Federated Trust for US Treasury
    Obligations #59                           9.43                                     9.43

   Federated Trust for US Treasury
    Obligations #59                          11.92                                    11.92

   Federated Trust for US Treasury
    Obligations #59                      12,501.95                                12,501.95

   Federated Trust for US Treasury
    Obligations #59                       3,828.90                                 3,828.90

   Federated Trust for US Treasury
    Obligations #59                       7,736.31                                 7,736.31


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                      18,065.18                                18,065.18

   Federated Trust for US Treasury
    Obligations #59                                    52,936.68    52,936.68     52,936.68

   Federated Trust for US Treasury
    Obligations #59                      10,804.34                                10,804.34

   Federated Trust for US Treasury
    Obligations #59                                     3,729.66     3,729.66      3,729.66

   Federated Trust for US Treasury
    Obligations #59                                    10,451.68    10,451.68     10,451.68

   Federated Trust for US Treasury
    Obligations #59                                     9,532.52     9,532.52      9,532.52

   Federated Trust for US Treasury
    Obligations #59                                     7,438.87     7,438.87      7,438.87

   Federated Trust for US Treasury
    Obligations #59                                    10,228.53    10,228.53     10,228.53


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                      41,381.26                                41,381.26

   Federated Trust for US Treasury
    Obligations #59                                    29,722.96    29,722.96     29,722.96

   Federated Trust for US Treasury
    Obligations #59                         311.15                                   311.15

   Federated Trust for US Treasury
    Obligations #59                          46.57                                    46.57

   Federated Trust for US Treasury
    Obligations #59                         162.98                                   162.98

   Federated Trust for US Treasury
    Obligations #59                       1,875.83                                 1,875.83

   Federated Trust for US Treasury
    Obligations #59                         139.69                                   139.69

   Federated Trust for US Treasury
    Obligations #59                                    14,227.66    14,227.66     14,227.66


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                                     3,548.62     3,548.62      3,548.62

   Federated Trust for US Treasury
    Obligations #59                                    10,430.89    10,430.89     10,430.89

   Federated Trust for US Treasury
    Obligations #59                                       469.85       469.85        469.85

   Federated Trust for US Treasury
    Obligations #59                                       746.97       746.97        746.97

   Federated Trust for US Treasury
    Obligations #59                       3,865.76                                 3,865.76

   Federated Trust for US Treasury
    Obligations #59                      38,666.70                                38,666.70

   Federated Trust for US Treasury
    Obligations #59                       2,877.27                                 2,877.27

   Federated Trust for US Treasury
    Obligations #59                       9,282.25                                 9,282.25


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                                     Fair Value of
                                                                                      Security at
              Identity of Party Involved       Purchase      Selling      Cost of     Transaction     Net Gain
               Description of Security           Price        Price      Security         Date         (Loss)

          Federated Trust for US Treasury
           Obligations #59                       13,662.62                                13,662.62

          Federated Trust for US Treasury
           Obligations #59                        5,886.27                                 5,886.27

          Federated Trust for US Treasury
           Obligations #59                        7,113.13                                 7,113.13

          Federated Trust for US Treasury
           Obligations #59                                    38,666.70    38,666.70      38,666.70

          Federated Trust for US Treasury
           Obligations #59                                     9,282.25     9,282.25       9,282.25

          Federated Trust for US Treasury
           Obligations #59                                    13,662.62    13,662.62      13,662.62

          Federated Trust for US Treasury
           Obligations #59                                     9,752.03     9,752.03       9,752.03


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                                     7,113.13     7,113.13      7,113.13

   Federated Trust for US Treasury
    Obligations #59                           0.01                                     0.01

   Federated Trust for US Treasury
    Obligations #59                           6.38                                     6.38

   Federated Trust for US Treasury
    Obligations #59                           1.30                                     1.30

   Federated Trust for US Treasury
    Obligations #59                       3,734.00                                 3,734.00

   Federated Trust for US Treasury
    Obligations #59                       3,888.84                                 3,888.84

   Federated Trust for US Treasury
    Obligations #59                                     3,734.00     3,734.00      3,734.00

                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                                     3,888.84     3,888.84      3,888.84

   Federated Trust for US Treasury
    Obligations #59                         452.66                                   452.66

   Federated Trust for US Treasury
    Obligations #59                         833.97                                   833.97

   Federated Trust for US Treasury
    Obligations #59                                         6.38         6.38          6.38

   Federated Trust for US Treasury
    Obligations #59                                         1.30         1.30          1.30

   Federated Trust for US Treasury
    Obligations #59                         926.12                                   926.12

   Federated Trust for US Treasury
    Obligations #59                         860.81                                   860.81

   Federated Trust for US Treasury
    Obligations #59                          15.19                                    15.19


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                         816.40                                   816.40

   Federated Trust for US Treasury
    Obligations #59                           5.12                                     5.12

   Federated Trust for US Treasury
    Obligations #59                          17.80                                    17.80

   Federated Trust for US Treasury
    Obligations #59                          10.92                                    10.92

   Federated Trust for US Treasury
    Obligations #59                          17.32                                    17.32

   Federated Trust for US Treasury
    Obligations #59                          25.25                                    25.25

   Federated Trust for US Treasury
    Obligations #59                      46,188.36                                46,188.36


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                       3,616.78                                 3,616.78

   Federated Trust for US Treasury
    Obligations #59                      11,311.65                                11,311.65

   Federated Trust for US Treasury
    Obligations #59                       7,125.10                                 7,125.10

   Federated Trust for US Treasury
    Obligations #59                       7,872.93                                 7,872.93

   Federated Trust for US Treasury
    Obligations #59                      16,416.74                                16,416.74

   Federated Trust for US Treasury
    Obligations #59                                    46,188.36    46,188.36     46,188.36

   Federated Trust for US Treasury
    Obligations #59                         391.82                                   391.82

   Federated Trust for US Treasury
    Obligations #59                           8.62                                     8.62

   Federated Trust for US Treasury
    Obligations #59                                       782.47       782.47        782.47


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997
          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                         382.03                                   382.03

   Federated Trust for US Treasury
    Obligations #59                                     2,506.59     2,506.59      2,506.59

   Federated Trust for US Treasury
    Obligations #59                                       998.29       998.29        998.29

   Federated Trust for US Treasury
    Obligations #59                                     3,091.03     3,091.03      3,091.03

   Federated Trust for US Treasury
    Obligations #59                                     2,464.99     2,464.99      2,464.99

   Federated Trust for US Treasury
    Obligations #59                                    10,909.46    10,909.46     10,909.46

   Federated Trust for US Treasury
    Obligations #59                                     6,161.54     6,161.54      6,161.54

   Federated Trust for US Treasury
    Obligations #59                                     4,016.75     4,016.75      4,016.75

   Federated Trust for US Treasury
    Obligations #59                                    16,101.55    16,101.55     16,101.55


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party


                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                                     1,174.70     1,174.70      1,174.70

   Federated Trust for US Treasury
    Obligations #59                       1,676.45                                 1,676.45

   Federated Trust for US Treasury
    Obligations #59                       1,734.73                                 1,734.73

   Federated Trust for US Treasury
    Obligations #59                         831.20                                   831.20

   Federated Trust for US Treasury
    Obligations #59                          14.74                                    14.74

   Federated Trust for US Treasury
    Obligations #59                                     1,676.45     1,676.45      1,676.45

   Federated Trust for US Treasury
    Obligations #59                                     1,734.73     1,734.73      1,734.73

   Federated Trust for US Treasury
    Obligations #59                                       831.20       831.20        831.20

   Federated Trust for US Treasury
    Obligations #59                      48,851.52                                48,851.52


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                                    48,851.52    48,851.52     48,851.52

   Federated Trust for US Treasury
    Obligations #59                           0.53                                     0.53

   Federated Trust for US Treasury
    Obligations #59                           1.54                                     1.54

   Federated Trust for US Treasury
    Obligations #59                           1.40                                     1.40

   Federated Trust for US Treasury
    Obligations #59                           0.86                                     0.86

   Federated Trust for US Treasury
    Obligations #59                           2.03                                     2.03

   Federated Trust for US Treasury
    Obligations #59                       3,044.47                                 3,044.47

   Federated Trust for US Treasury
    Obligations #59                      13,367.76                                13,367.76

   Federated Trust for US Treasury
    Obligations #59                       7,578.96                                 7,578.96


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                       8,208.11                                 8,208.11

   Federated Trust for US Treasury
    Obligations #59                      16,825.93                                16,825.93

   Federated Trust for US Treasury
    Obligations #59                                    13,367.76    13,367.76     13,367.76

   Federated Trust for US Treasury
    Obligations #59                                     7,578.96     7,578.96      7,578.96

   Federated Trust for US Treasury
    Obligations #59                                     8,208.11     8,208.11      8,208.11

   Federated Trust for US Treasury
    Obligations #59                                    16,825.93    16,825.93     16,825.93

   Federated Trust for US Treasury
    Obligations #59                                       433.95       433.95        433.95

   Federated Trust for US Treasury
    Obligations #59                                    10,365.43    10,365.43     10,365.43

   Federated Trust for US Treasury
    Obligations #59                       9,643.69                                 9,643.69


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party


                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                           1.15                                     1.15

   Federated Trust for US Treasury
    Obligations #59                           2.40                                     2.40

   Federated Trust for US Treasury
    Obligations #59                           2.92                                     2.92

   Federated Trust for US Treasury
    Obligations #59                      42,797.44                                42,797.44

   Federated Trust for US Treasury
    Obligations #59                           1.38                                     1.38

   Federated Trust for US Treasury
    Obligations #59                           1.47                                     1.47

   Federated Trust for US Treasury
    Obligations #59                       3,106.97                                 3,106.97

   Federated Trust for US Treasury
    Obligations #59                           1.69                                     1.69

   Federated Trust for US Treasury
    Obligations #59                           2.02                                     2.02


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                                         6.56         6.56          6.56

   Federated Trust for US Treasury
    Obligations #59                                         0.80         0.80          0.80

   Federated Trust for US Treasury
    Obligations #59                           0.80                                     0.80

   Federated Trust for US Treasury
    Obligations #59                                        19.12        19.12         19.12

   Federated Trust for US Treasury
    Obligations #59                                     9,646.56     9,646.56      9,646.56

   Federated Trust for US Treasury
    Obligations #59                                       518.08       518.08        518.08

   Federated Trust for US Treasury
    Obligations #59                          36.07                                    36.07

   Federated Trust for US Treasury
    Obligations #59                       2,532.05                                 2,532.05

   Federated Trust for US Treasury
    Obligations #59                                     3,104.58     3,104.58      3,104.58


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                                         6.97         6.97          6.97

   Federated Trust for US Treasury
    Obligations #59                         118.37                                   118.37

   Federated Trust for US Treasury
    Obligations #59                       2,788.55                                 2,788.55

   Federated Trust for US Treasury
    Obligations #59                      13,015.54                                13,015.54

   Federated Trust for US Treasury
    Obligations #59                       6,259.16                                 6,259.16

   Federated Trust for US Treasury
    Obligations #59                      13,464.03                                13,464.03

   Federated Trust for US Treasury
    Obligations #59                       7,418.44                                 7,418.44

   Federated Trust for US Treasury
    Obligations #59                                    42,909.25    42,909.25     42,909.25

   Federated Trust for US Treasury
    Obligations #59                                     2,532.05     2,532.05      2,532.05


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                          10.47                                    10.47

   Federated Trust for US Treasury
    Obligations #59                          26.72                                    26.72

   Federated Trust for US Treasury
    Obligations #59                          14.54                                    14.54

   Federated Trust for US Treasury
    Obligations #59                          30.12                                    30.12

   Federated Trust for US Treasury
    Obligations #59                          36.52                                    36.52

   Federated Trust for US Treasury
    Obligations #59                         700.16                                   700.16

   Federated Trust for US Treasury
    Obligations #59                                    13,078.33    13,078.33     13,078.33

   Federated Trust for US Treasury
    Obligations #59                                     6,280.15     6,280.15      6,280.15

   Federated Trust for US Treasury
    Obligations #59                                     7,448.56     7,448.56      7,448.56


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                                    13,500.55    13,500.55     13,500.55

   Federated Trust for US Treasury
    Obligations #59                      15,168.43                                15,168.43

   Federated Trust for US Treasury
    Obligations #59                                     2,138.66     2,138.66      2,138.66

   Federated Trust for US Treasury
    Obligations #59                       6,620.68                                 6,620.68

   Federated Trust for US Treasury
    Obligations #59                      11,690.81                                11,690.81

   Federated Trust for US Treasury
    Obligations #59                       1,754.72                                 1,754.72

   Federated Trust for US Treasury
    Obligations #59                                    15,168.43    15,168.43     15,168.43

   Federated Trust for US Treasury
    Obligations #59                         109.35                                   109.35

   Federated Trust for US Treasury
    Obligations #59                         210.06                                   210.06


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                         213.38                                   213.38

   Federated Trust for US Treasury
    Obligations #59                         167.37                                   167.37

   Federated Trust for US Treasury
    Obligations #59                                       700.16       700.16        700.16

   Federated Trust for US Treasury
    Obligations #59                      46,014.77                                46,014.77

   Federated Trust for US Treasury
    Obligations #59                         572.94                                   572.94

   Federated Trust for US Treasury
    Obligations #59                          29.41                                    29.41

   Federated Trust for US Treasury
    Obligations #59                           7.69                                     7.69

   Federated Trust for US Treasury
    Obligations #59                          36.30                                    36.30

   Federated Trust for US Treasury
    Obligations #59                          19.14                                    19.14


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                                     6,341.50     6,341.50      6,341.50

   Federated Trust for US Treasury
    Obligations #59                       1,402.49                                 1,402.49

   Federated Trust for US Treasury
    Obligations #59                       1,259.35                                 1,259.35

   Federated Trust for US Treasury
    Obligations #59                       1,308.57                                 1,308.57

   Federated Trust for US Treasury
    Obligations #59                       1,266.74                                 1,266.74

   Federated Trust for US Treasury
    Obligations #59                                     1,162.85     1,162.85      1,162.85

   Federated Trust for US Treasury
    Obligations #59                                     1,402.49     1,402.49      1,402.49

   Federated Trust for US Treasury
    Obligations #59                                     1,259.35     1,259.35      1,259.35

   Federated Trust for US Treasury
    Obligations #59                                     1,308.57     1,308.57      1,308.57


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                                     1,266.74     1,266.74      1,266.74

   Federated Trust for US Treasury
    Obligations #59                       6,400.00                                 6,400.00

   Federated Trust for US Treasury
    Obligations #59                       2,847.00                                 2,847.00

   Federated Trust for US Treasury
    Obligations #59                      14,272.27                                14,272.27

   Federated Trust for US Treasury
    Obligations #59                       6,121.16                                 6,121.16

   Federated Trust for US Treasury
    Obligations #59                      13,893.89                                13,893.89

   Federated Trust for US Treasury
    Obligations #59                       8,880.45                                 8,880.45

   Federated Trust for US Treasury
    Obligations #59                                    46,014.77    46,014.77     46,014.77

   Federated Trust for US Treasury
    Obligations #59                                       114.86       114.86        114.86


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party


                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                                       206.56       206.56        206.56

   Federated Trust for US Treasury
    Obligations #59                                       644.16       644.16        644.16

   Federated Trust for US Treasury
    Obligations #59                                       229.93       229.93        229.93

   Federated Trust for US Treasury
    Obligations #59                       1,195.51                                 1,195.51

   Federated Trust for US Treasury
    Obligations #59                                     4,326.07     4,326.07      4,326.07

   Federated Trust for US Treasury
    Obligations #59                                     4,351.46     4,351.46      4,351.46

   Federated Trust for US Treasury
    Obligations #59                                     4,909.23     4,909.23      4,909.23

   Federated Trust for US Treasury
    Obligations #59                                     6,887.66     6,887.66      6,887.66

   Federated Trust for US Treasury
    Obligations #59                                     9,575.05     9,575.05      9,575.05


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                       2,173.88                                 2,173.88

   Federated Trust for US Treasury
    Obligations #59                                     2,173.88     2,173.88      2,173.88

   Federated Trust for US Treasury
    Obligations #59                                    16,473.69    16,473.69     16,473.69

   Federated Trust for US Treasury
    Obligations #59                                       785.52       785.52        785.52

   Federated Trust for US Treasury
    Obligations #59                                    12,441.40    12,441.40     12,441.40

   Federated Trust for US Treasury
    Obligations #59                     190,605.73                               190,605.73

   Federated Trust for US Treasury
    Obligations #59                     563,908.80                               563,908.80

   Federated Trust for US Treasury
    Obligations #59                     465,027.28                               465,027.28

   Federated Trust for US Treasury
    Obligations #59                     462,330.33                               462,330.33


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                      61,423.24                                61,423.24

   Federated Trust for US Treasury
    Obligations #59                       3,456.43                                 3,456.43

   Federated Trust for US Treasury
    Obligations #59                       8,235.26                                 8,235.26

   Federated Trust for US Treasury
    Obligations #59                      18,937.99                                18,937.99

   Federated Trust for US Treasury
    Obligations #59                      20,060.38                                20,060.38

   Federated Trust for US Treasury
    Obligations #59                      10,791.68                                10,791.68

   Federated Trust for US Treasury
    Obligations #59                                    61,481.74    61,481.74     61,481.74

   Federated Trust for US Treasury
    Obligations #59                                   132,829.03   132,829.03    132,829.03

   Federated Trust for US Treasury
    Obligations #59                                   196,700.82   196,700.82    196,700.82



                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                                   589,131.09   589,131.09    589,131.09

   Federated Trust for US Treasury
    Obligations #59                                   471,749.57   471,749.57    471,749.57

   Federated Trust for US Treasury
    Obligations #59                                   482,713.03   482,713.03    482,713.03

   Federated Trust for US Treasury
    Obligations #59                          98.03                                    98.03

   Federated Trust for US Treasury
    Obligations #59                           7.23                                     7.23

   Federated Trust for US Treasury
    Obligations #59                          10.57                                    10.57

   Federated Trust for US Treasury
    Obligations #59                          30.38                                    30.38

   Federated Trust for US Treasury
    Obligations #59                          25.33                                    25.33

   Federated Trust for US Treasury
    Obligations #59                          24.52                                    24.52


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                      43,490.71                                43,490.71

   Federated Trust for US Treasury
    Obligations #59                       2,627.61                                 2,627.61

   Federated Trust for US Treasury
    Obligations #59                       6,038.52                                 6,038.52

   Federated Trust for US Treasury
    Obligations #59                      12,566.13                                12,566.13

   Federated Trust for US Treasury
    Obligations #59                       7,671.51                                 7,671.51

   Federated Trust for US Treasury
    Obligations #59                      13,814.81                                13,814.81

   Federated Trust for US Treasury
    Obligations #59                                    42,718.58    42,718.58     42,718.58

   Federated Trust for US Treasury
    Obligations #59                                       870.16       870.16        870.16

   Federated Trust for US Treasury
    Obligations #59                          27.89                                    27.89


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                          47.17                                    47.17

   Federated Trust for US Treasury
    Obligations #59                         115.29                                   115.29

   Federated Trust for US Treasury
    Obligations #59                          86.07                                    86.07

   Federated Trust for US Treasury
    Obligations #59                         101.62                                   101.62

   Federated Trust for US Treasury
    Obligations #59                          24.66                                    24.66

   Federated Trust for US Treasury
    Obligations #59                                     3,715.61     3,715.61      3,715.61

   Federated Trust for US Treasury
    Obligations #59                                     8,236.43     8,236.43      8,236.43

   Federated Trust for US Treasury
    Obligations #59                                    15,145.03    15,145.03     15,145.03

   Federated Trust for US Treasury
    Obligations #59                                     9,155.35     9,155.35      9,155.35


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Federated Trust for US Treasury
    Obligations #59                                   16,315.58    16,315.58     16,315.58

   Federated Trust for US Treasury
    Obligations #59                                       24.66        24.66         24.66

   Federated Trust for US Treasury
    Obligations #59                           0.01                                    0.01

   Federated Trust for US Treasury
    Obligations #59                                        0.01         0.01          0.01

   Fidelity Instl Tr US Equity Index
    Portfolio                                       (465,027.28) (311,821.66)  (465,027.28)  (153,205.62)

   Fidelity Instl Tr US Equity Index
    Portfolio                             3,548.62                                3,548.62

   Fidelity Instl Tr US Equity Index
    Portfolio                             9,282.25                                9,282.25

   Fidelity Instl Tr US Equity Index
    Portfolio                                            860.81       607.29        860.81        253.52

   Fidelity Instl Tr US Equity Index
    Portfolio                            10,909.46                               10,909.46


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Fidelity Instl Tr US Equity Index
    Portfolio                                           7,799.23     5,392.91      7,799.23      2,406.32

   Fidelity Instl Tr US Equity Index
    Portfolio                            13,367.76                                13,367.76

   Fidelity Instl Tr US Equity Index
    Portfolio                                           2,959.65     2,141.02      2,959.65        818.63

   Fidelity Instl Tr US Equity Index
    Portfolio                                           3,343.97     2,520.92      3,343.97        823.05

   Fidelity Instl Tr US Equity Index
    Portfolio                             9,646.56                                 9,646.56

   Fidelity Instl Tr US Equity Index
    Portfolio                                           2,468.02     1,778.16      2,468.02        689.86

   Fidelity Instl Tr US Equity Index
    Portfolio                            13,078.33                                13,078.33

   Fidelity Instl Tr US Equity Index
    Portfolio                                           1,402.49       968.56      1,402.49        433.93

   Fidelity Instl Tr US Equity Index
    Portfolio                            16,473.69                                16,473.69


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Fidelity Instl Tr US Equity Index
    Portfolio                                         465,027.28   311,821.66    465,027.28    153,205.62

   Fidelity Instl Tr US Equity Index
    Portfolio                                         465,027.28   311,636.04    465,027.28    153,391.24

   Fidelity Magellan Fund Inc Com        10,430.89                                10,430.89

   Fidelity Magellan Fund Inc Com        13,662.62                                13,662.62

   Fidelity Magellan Fund Inc Com                           7.68         7.21          7.68          0.47

   Fidelity Magellan Fund Inc Com         3,888.84                                 3,888.84

   Fidelity Magellan Fund Inc Com                         816.40       752.99        816.40         63.41

   Fidelity Magellan Fund Inc Com        16,101.55                                16,101.55

   Fidelity Magellan Fund Inc Com                       4,772.56     4,350.13      4,772.56        422.43

   Fidelity Magellan Fund Inc Com        16,825.93                                16,825.93

   Fidelity Magellan Fund Inc Com                      28,392.94    26,621.60     28,392.94      1,771.34

   Fidelity Magellan Fund Inc Com                      23,859.91    23,191.43     23,859.91        668.48

   Fidelity Magellan Fund Inc Com                       3,297.00     3,067.69      3,297.00        229.31


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   Fidelity Magellan Fund Inc Com        13,500.55                                13,500.55

   Fidelity Magellan Fund Inc Com                       1,308.57     1,170.43      1,308.57        138.14

   Fidelity Magellan Fund Inc Com                     563,908.80   481,743.69    563,908.80     82,165.11

   Scudder Stable Value Fund            674,187.00                               674,187.00

   Scudder Stable Value Fund                           66,993.00    66,993.00     66,993.00

   Scudder Income Fund                  261,021.00                               261,021.00

   Scudder Income Fund                                 19,187.00    18,995.00     19,187.00       192.00

   Scudder Growth and Income Fund       747,016.00                               747,016.00

   Scudder Growth and Income Fund                      38,404.00    36,838.00     38,404.00     1,566.00

   Scudder Pathway Series-Balanced       63,314.00                                63,314.00

   Scudder Pathway Series-Balanced                      1,752.00     1,771.00      1,752.00       (19.00)

   Scudder Stock Index Fund             681,908.00                               681,908.00

   Scudder Stock Index Fund                            27,718.00    26,388.00     27,718.00      1,330.00


                                    THE AERC 401(K) SAVINGS PLAN AND TRUST
                                ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS
                                         YEAR ENDED DECEMBER 31, 1997

          5% Reportable Transactions
          Series with Same Party

                                                                             Fair Value of
                                                                              Security at
       Identity of Party Involved      Purchase       Selling      Cost of    Transaction      Net Gain
        Description of Security          Price         Price      Security        Date          (Loss)

   AERC Stock Fund                       41,308.00                                41,308.00

   AERC Stock Fund                                      1,736.00     1,747.00      1,736.00       (11.00)


                                      SIGNATURES


               Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                  THE AERC 401(K) SAVINGS
                                                        PLAN AND TRUST

                      Signature               Title        Date



           /s/ Dennis W. Bikun               Trustee   June 26, 1998
           Dennis W. Bikun


           /s/ Lita Weiss                    Trustee   June 26, 1998
           Lita Weiss



           /s/ Nan Zieleniec                 Trustee   June 26, 1998
           Nan Zieleniec
































